UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2026 (January 8, 2026)

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

New Technical Report on the Toliara Project

Energy Fuels Inc. (Energy Fuels) announces the publication of a new Technical Report (the Technical Report) titled "Vara Mada Project (Formerly known as the Toliara Project) Feasibility Study" on the Vara Mada Mineral Sands and Rare Earths Project (the Project), prepared by Base Resources Limited (Base Resources) in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) and Subpart 1300 and Item 601(b)(96) of Regulation S-K, as adopted by the United States Securities and Exchange Commission (S-K 1300), with an effective date of June 30, 2025. The results of the Technical Report are summarized below.

The purpose of this Technical Report is to disclose the results of the Feasibility Study for the Project. Until recently, the Project was known as the Toliara Project. To maintain consistency with past reports and existing technical documents, and to avoid confusion, this report continues to refer to the Project from time to time as the Toliara Project.

All amounts have been presented in United States Dollars ($) unless otherwise indicated.

Property Location and Background

The Project is based on the Ranobe deposit located in southwest Madagascar, 18 km inland and 45 km north of the regional port city of Toliara, approximately 640 km southwest of Antananarivo, the capital of Madagascar (see figure below).

The region experiences a semi-arid climate with an average temperature of 24.5°C and seasonal rainfall averaging 650 mm. Vegetation is dominated by dry thicket, characterized by high levels of endemism. The area also contains several protected areas that support high biodiversity.

The deposit lies immediately west of a prominent north-south trending escarpment, bordered by tertiary limestone to the east and unconsolidated sandy sediments to the west. Spanning approximately 22 km in length and 2.0 km to 4.5 km in width, the mineralized dune sands average 3 m to 39 m in thickness. Notably, heavy mineral mineralization, including ilmenite, rutile, zircon, and monazite, is prevalent from the surface, with higher concentrations observed within the initial 500 m west of the escarpment.

Situated between 100 m and 180 m above current sea level, the deposit lacks immediate infrastructure, with existing transport connections accessible via the bituminized National Route 9 (RN9) road, passing within 15 km of the proposed Toliara project mine site. Minor dirt tracks extend from RN9 to the site, necessitating detailed transport planning, particularly for larger or abnormal loads during the construction phase.

The Ranobe deposit is covered by Permis D'Exploitation PE 37242 (PE 37242), which provides the right to exploit ilmenite, zircon, leucoxene, rutile, guano, basalt, and limestone. The Ranobe deposit also contains a significant amount of monazite, a rich source of rare earth elements. Base Toliara SARL (Base Toliara) intends to add monazite to PE 37242 under applicable Malagasy law and to undertake other steps necessary to permit its exploitation.

N
Ranobe Access Road
RN9 Highway
PK24 Access Road
Toliara Town
Toliara Mine Lease
(Permis D'Exploitation 37242)
Milenaka
Ankilimalinika
Maromiandra
Belalanda
Miary
Ambohibola
Toliara
Betsinjaka
Scale: 1:160 000
0 2,25 4,5 9 13,5 18 Kilometers
0 1,5 3 6 9 12 Miles
Legend
Toliara_Town
Proposed Mineral Haulage Corridor
Mine Access Roads
RN9 Highway
Port New Jetty
Mineral Reserve
Mine Lease (PE_37242)
Solar Farm
MSP
Accomodation Village
Wet Concentrator Plant
Tailing Storage

Location of the Toliara Project

The Project has had a long history of exploration, beginning in 2001 with the discovery of several heavy mineral sands mineralization zones between Toliara and Morombe in southwest Madagascar. Between 2001 and 2017, a number of drill programs, mineral resource estimates and feasibility studies were completed by several different companies. Base Resources acquired the Toliara Project in January 2018 and subsequently completed a concept study in 2018, a Pre-Feasibility Study in 2019 (2019 PFS), a Definitive Feasibility Study (DFS) in 2019 (2019 DFS), an enhanced DFS in 2021 and monazite PFS in 2023.

Project Description

This report addresses Stages 1 and 2 of the Project, with Stage 2 commencing approximately four years after Stage 1 mining and concentrating commences, as ore grades fall. As the deposit is shallow and has no overburden present, an open pit mining methodology will be employed.

Stage 1 will consist of a single dry mining unit (DMU) operating at 12.6 Mtpa feeding a wet concentrator plant (WCP) with a throughput of 1,750 tph to produce a heavy mineral concentrate (HMC) which is subsequently processed in a 150 tph mineral separation plant (MSP) to produce ilmenite, rutile and zircon. A monazite-rich tailings stream from the MSP will then be upgraded in the monazite concentrator plant (MCP) operating at 28 tph to a 90% monazite product.

Stage 2 will add an identical DMU and WCP to increase mining rates to 25.0 Mtpa and concentrating throughput to 3,500 tph. The MSP will also be upgraded to a capacity of 220 tph and the MCP to 40 tph.

Significant infrastructure is required for the project, including mine support facilities, process plant access and services, bulk water and power supply, mine access and site roads, a mineral haulage corridor, fuel storage, waste management, accommodation village, communications, and an export facility for shipping mineral products. All infrastructure has been sized and designed to accommodate Stage 2 operations from the outset, with only minimal additions required for expansion. These include installation of additional boreholes, minor extensions to overhead power lines and mine access tracks.

All products will be exported from the project's own export facility.

The Life of Mine (LOM) for Stages 1 and 2, as scheduled, is 38 years.  Additional stages are expected to be assessed and added as the Project progresses based on exploration results and additional resource definition.

The key annual production parameters for the LOM are shown in the figure below.

Key physical parameters for LOM

LOM mining rates, grades, and production volumes are presented in the table below.

Life of mine production totals

Production profile	Total	Years 1-38 Annual average*	Stage 1 Years 3-5 average*	Stage 2 Years 6-38 average*	Stage 2 Years 6-15 average*
Ore mined (Mt)	904	24.0	12.6	25.0	25.0
HM%	6.1%	6.1%	9.6%	5.9%	7.1%
HMC produced (Mt)	55.6	1.5	1.2	1.5	1.8
Produced (kt):
Sulphate ilmenite	16,944	450	393	455	566
Slag ilmenite	9,806	260	228	263	327
Chloride ilmenite	9,374	249	217	251	313
Total ilmenite	36,124	959	838	969	1,206
Rutile	284	8	6	8	9
Zircon	2,476	66	59	67	82
Monazite	895	24	20	24	29
* Excludes first and last partial operating years

Geological Setting and Mineralization

The Ranobe deposit comprises five mineralized units: the upper sand unit (USU) and its sub-units, the surface silt unit (SSU) and an upper silty sand unit, the intermediate clay sand unit (ICSU), and the lower sand unit (LSU). Historically, the Ranobe deposit mineral resource estimate only included material from the USU due to the limited number of drill holes of sufficient depth to reach the lower mineralized units. After acquiring the Toliara Project, Base Resources broadened the focus, through additional drilling, to include all mineralized horizons in the mineral resource estimate where supported by sufficient data and a reasonable prospect for economic extraction. Drilling was undertaken in 2018-2019, and samples collected from all five mineralized units allowed material from the ICSU to be included in the Ranobe deposit mineral resource estimate for the first time. While the LSU has been excluded from the current mineral resource estimate because of observed differences in the mineral assemblage and limited available mineralogical and metallurgical data for this unit, significant upside potential is believed to exist based on existing drilling results and future exploration and resource definition is planned. There is, however, no guarantee that additional drilling, assaying, or mineralogical test work relating to the LSU will convert the targets to mineral resource.

In addition to the mineral resource currently reported, the Ranobe deposit presents substantial upside exploration potential across multiple mineralized horizons beyond the USU. Recent drilling has confirmed the presence of laterally extensive and consistently mineralized ICSU material, which has now been incorporated into the mineral resource estimate. Furthermore, drilling to date indicates that the LSU-although presently excluded from the mineral resource due to limited mineralogical and metallurgical data-hosts significant thicknesses of mineralized material with a mineral assemblage that may support future resource definition pending additional drilling, sampling, and test work.

If future exploration work demonstrates continuity, economic mineral assemblage, and recoverability sufficient for mineral resource classification, the combined contribution of the ICSU, LSU, and the open extensions of the USU has the potential to materially increase the total mineral resource inventory. This upside could translate into a substantial extension of the current 38-year mine life, subject to successful drilling, assaying, metallurgical test results, and subsequent conversion to reserve. No assurance can be given that future exploration will result in the delineation of additional mineral resource.

Exploration

Exploration of the Ranobe deposit has been undertaken primarily by air core drilling methods, supported by airborne topographic surveys and mapping of the Ranobe formation, SSU, and limestone stratigraphic units via satellite imagery and ground truthing traverses.

Successive drilling campaigns have been carried out at the Ranobe deposit, with the most recent completed by Base Resources in 2018 and 2019. Since exploration began at Ranobe, a total of 1,942 holes have been drilled for a total of 56,472.9 m.

Mineral Resource Estimate

The mineral resource estimate for the Ranobe deposit, prepared by IHC Mining, reported a total measured and indicated mineral resource (inclusive of mineral reserve) of 1,390 Mt at 5.1% total heavy minerals (THM) with an assemblage of 72% ilmenite, 1.0% rutile, 1.0% leucoxene, 5.9% zircon, and 1.9% monazite, shown in the first table below. Excluding mineral reserves, the reported mineral resource estimate includes a measured and indicated mineral resource of 485 Mt at 3.3% THM and 10% slimes containing 16.3 Mt of THM with an assemblage of 70% ilmenite, 1.1% rutile, 1.1% leucoxene, 6.0% zircon, and 2.0% monazite, shown in the second table below. The mineral resource estimate includes measured, indicated, and inferred categories.

Note that mineral resources that are not mineral reserves have not demonstrated economic viability.

Mineral Resource estimate for the Ranobe deposit, inclusive of Mineral Reserve (as at June 30, 2025)

Summary of Mineral Resource (1)							THM Assemblage (2)
Mineral Resource Category	Material	In Situ THM	BD	THM	SLIMES	OS	ILM	RUT	LX	ZIR	MON
	(Mt)	(Mt)	(t/m3)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Measured	597	36	1.7	6.1	4.3	0.2	74.2	1.0	1.0	5.9	1.9
Indicated	793	35	1.7	4.4	7.1	0.5	70.6	1.0	1.0	5.9	1.9
Measured & Indicated	1,390	71	1.7	5.1	5.9	0.4	72.4	1.0	1.0	5.9	1.9
Inferred	1,190	39	1.6	3.3	9.7	0.6	69.2	1.0	1.0	5.8	2.0

(1) Mineral resources reported at a cut-off grade of 1.5% THM.

(2) Mineral assemblage is reported as a percentage of in situ THM content.

(3) Mineral resources that are not mineral reserve do not demonstrate economic viability.

(4) Reported mineral resource excludes material affected by planned infrastructure and tailings storage.

(5) Reported mineral resource includes measured and indicated resource that are also reported as mineral reserve.

(6) The reference point for the mineral resource is in situ.

(7) The Ranobe mineral resource has been classified and reported in accordance with the guidelines of NI 43-101 and S-K 1300.

(8) Total HM is from within the +63 µm to -1 mm size fraction and is reported as a percentage of the total material. Slimes is the -63 µm fraction and oversize is the +1 mm fraction.

(9) All tonnages and grades have been rounded to reflect the relative uncertainty of the estimate; thus, the sum of columns may not equal.

(10) Assumed price per metric tonne for ilmenite $199, rutile $1,250, leucoxene $0 (when processed, leucoxene reports to ilmenite and rutile products), zircon $1,200, monazite $6,600.

(11) Assumed recovery for ilmenite 89.6%, rutile 49.9%, leucoxene 17.5%, zircon 77.2%, monazite 78.6%.

(12) Assumed operating costs $1.00/t mined, $0.64/t feed to WCP, $13.38/t feed to MSP ilmenite, $18.04/t feed to MSP rutile, leucoxene, zircon, monazite, $3.45/t product transport to port, $8.91/t product wharf cost, $1.71/t mined overhead cost.

Mineral Resource estimate for the Ranobe deposit, exclusive of Mineral Reserve (as at June 30, 2025)

Summary of Mineral Resource(1)							THM Assemblage(2)
Mineral Resource Category	Material	In Situ THM	BD	THM	SLIMES	OS	ILM	RUT	LX	ZIR	MON
	(Mt)	(Mt)	(t/m3)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Measured	164	6.2	1.7	3.8	5.7	0.4	71.5	1.1	1.1	5.8	2.1
Indicated	321	10	1.7	3.1	12.0	0.9	68.3	1.2	1.1	6.2	1.9
Measured & Indicated	485	16	1.7	3.3	9.8	0.7	69.6	1.1	1.1	6.0	2.0
Inferred	1,190	39	1.6	3.3	9.7	0.6	69.2	1.0	1.0	5.8	2.0

(1) Mineral resources reported at a cut-off grade of 1.5% THM.

(2) Mineral assemblage is reported as a percentage of in situ THM content.

(3) Mineral resources that are not mineral reserves do not demonstrate economic viability.

(4) Reported mineral resource excludes material affected by planned infrastructure and tailings storage.

(5) Reported mineral resource excludes measured and indicated resource that are reported as mineral reserve.

(6) The reference point for the mineral resource is in situ.

(7) The Ranobe mineral resource has been classified and reported in accordance with the guidelines of NI 43-101 and S-K 1300.

(8) Total HM is from within the +63 µm to -1 mm size fraction and is reported as a percentage of the total material. Slimes is the -63 µm fraction and oversize is the +1 mm fraction.

(9) All tonnages and grades have been rounded to reflect the relative uncertainty of the estimate; thus, the sum of columns may not equal.

(10) Assumed price per metric tonne for ilmenite $199, rutile $1,250, leucoxene $0 (when processed, leucoxene reports to ilmenite and rutile products), zircon $1,200, monazite $6,600.

(11) Assumed recovery for ilmenite 89.6%, rutile 49.9%, leucoxene 17.5%, zircon 77.2%, monazite 78.6%.

(12) Assumed operating costs $1.00/t mined, $0.64/t feed to WCP, $13.38/t feed to MSP ilmenite, $18.04/t feed to MSP rutile, leucoxene, zircon, monazite, $3.45/t product transport to port, $8.91/t product wharf cost, $1.71/t mined overhead cost.

Mineral Reserve Estimate

The mineral reserve estimate for the Ranobe deposit as at June 30, 2025 reported a total Proven and Probable mineral reserve of 904 Mt at 6.1% THM with an assemblage of 73% ilmenite, 1.0% rutile, 1.0% leucoxene, 5.9% zircon, and 1.9% monazite, presented in the table below.

The mineral reserve stated herein has been classified in accordance with the CIM Definition Standards, which are incorporated by reference into NI 43-101 and in accordance with S-K 1300.

Mining

The mineral reserve is a shallow lying deposit with no overburden present and will therefore employ an open pit mining methodology. The mining cycle commences with vegetation and topsoil removal and storage for later rehabilitation use. This is followed by ore extraction, which will utilize Caterpillar D11 bulldozers feeding, initially one and ultimately two, DMUs. The DMUs are designed to be relocatable.

A coarse static grizzly (300 mm) on top of the DMU hopper ensures any large rocks do not enter the process stream. A large belt/apron feeder then transports the ore to a slurry box, where it is mixed with water and evenly deposited onto a screen with an aperture size of 35 mm. This screen removes oversize as well as organic matter such as sticks and roots which can cause issues by blocking pump suctions. The undersize from this screen is then pumped to the WCP for further processing.

An ex-pit tailings storage facility (TSF) has been designed to accommodate the first 24 months of tailings deposition prior to the commencement of in-pit disposal. Located north of the MSP, the facility is sized to store up to 20 Mt of co-disposed sand and slimes tailings and includes provision for tailings water recovery via return sumps. The TSF will be decommissioned once in-pit deposition becomes available. Mined-out areas that have been backfilled, will be contoured and then have topsoil returned for rehabilitation to native vegetation or seeded for farming purposes.

The mining method is a well-established methodology with a proven track record of delivering high throughput with low operating costs.

Mineral Reserve Estimates (as at June 30, 2025)

								THM Assemblage
Area	Mineral Reserve Category	Material	In situ THM	BD	THM	SLIMES	OS	ILM	RUT	LX	ZIR	MON
		(Mt)	(Mt)	(t/m3)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Stage 1	Proven	68	6	1.7	9.1	4.1	0.2	76	1.0	1.0	6.2	1.9
	Probable	0	0
	Subtotal	68	6	1.7	9.1	4.1	0.2	76	1.0	1.0	6.2	1.9
Stage 2	Proven	364	24	1.7	6.5	3.7	0.1	75	1.0	1.0	5.9	1.9
	Probable	472	25	1.7	5.3	3.9	0.2	72	1.0	1.0	5.8	1.9
	Subtotal	836	49	1.7	5.8	3.8	0.2	73	1.0	1.0	5.8	1.9
Subtotal	Proven	433	30	1.7	6.9	3.8	0.1	75	1.0	1.0	6.0	1.9
	Probable	472	25	1.7	5.3	3.9	0.2	72	1.0	1.0	5.8	1.9
Total		904	55	1.7	6.1	3.8	0.1	73	1.0	1.0	5.9	1.9

(1) Mineral assemblage is reported as a percentage of in situ THM content.

(2) The reference point for the mineral reserve is the point of feed to the DMU.

(3) The Ranobe mineral reserve has been classified and reported in accordance with the guidelines of NI 43-101 and S-K 1300.

(4) Total HM is from within the +63 µm to -1 mm size fraction and is reported as a percentage of the total material. Slimes is the -63 µm fraction and oversize is the +1 mm fraction.

(5) All tonnages and grades have been rounded; thus, the sum of columns may not equal.

(6) Assumed price per metric tonne for ilmenite $199, rutile $1,250, leucoxene $0 (when processed, leucoxene reports to ilmenite and rutile products), zircon $1,200, monazite $6,600.

(7) Assumed recovery for ilmenite 89.6%, rutile 49.9%, leucoxene 17.5%, zircon 77.2%, monazite 78.6%.

(8) Assumed operating costs $1.00/t mined, $0.64/t feed to WCP, $13.38/t feed to MSP ilmenite, $18.04/t feed to MSP rutile, leucoxene, zircon, monazite, $3.45/t product transport to port, $8.91/t product wharf cost, $1.71/t mined overhead cost.

Processing

The Ranobe ore characteristics are typical of many mineral sands orebodies currently exploited throughout the world. The valuable heavy minerals ilmenite, rutile, zircon, and monazite are present as liberated grains within unconsolidated sand. These can be separated from the quartz and other gangue minerals due to differences in mineral specific gravity, magnetic susceptibility, and conductivity.

Historical metallurgical test work indicated that ilmenite, rutile, and zircon products could be produced from the Ranobe deposit using conventional mineral sands recovery techniques. After acquiring the Toliara Project, Base Resources conducted additional test work on three bulk samples representative of the Ranobe deposit. The samples were taken in low, medium and high grade areas on the upper sandy unit and the medium grade sample was processed for flowsheet development. The samples were passed through a typical WCP, MSP and a MCP flowsheet. The low and high-grade samples were used for validation and variability testing. The WCP test work produced a bulk HMC at 91% HM, which was used in the MSP test work.

The initial test work indicated that the MSP could produce three ilmenite products: sulfate, slag, and chloride ilmenite. A rutile and standard grade zircon product could also be produced. The MSP test work also produced a tailings stream with a high monazite content, which was processed through a MCP flowsheet to produce a 90% monazite product.

The Toliara Project processing plants are designed for a maximum production capacity of 621 ktpa of sulfate and slag ilmenite during Stage 1 operations, increasing to 893 ktpa in Stage 2.

Ore screening and desliming

The particle size distribution of the run-of-mine (ROM) ore from three separate test work samples, as well as the core drilling analysis, was analyzed to determine the required screening and desliming requirements for the DMU and WCP.

Coarse, oversized material is screened out at the DMU. The feed will be further screened at the WCP at 3 mm to remove any potential oversize that might influence spiral and cyclone performance.

For the desliming circuit, several cyclone model simulations were conducted based on the analysis of the tested feed samples, covering all expected quantities of fine tailings and heavy minerals.

Wet concentrator plant

Extensive metallurgical test work during the 2019 PFS established the following spiral selection and nominal throughputs for use in the WCP:

  Rougher spirals, Mineral Technologies MG12, 2.5 tph/start

  Middling/scavenger spirals, Mineral Technologies MG12, 2.5 tph/start

  Cleaner spirals, Mineral Technologies VHG, 1.5 tph/start.

The spiral loading is conservative, providing increased flexibility and robustness to the WCP, which caters for the variability in ROM HM grade and fines levels of low, medium, and high-grade bulk samples.

Mineral separation plant

The MSP capacity and circuitry have been designed on the following criteria:

  Stage 1: Ability to produce 621 ktpa of sulfate and slag ilmenite, satisfying the predicted market quantity requirements

  Stage 2: Ability to produce 893 ktpa of sulfate and slag ilmenite, satisfying the predicted market quantity requirements

  Ability to efficiently produce chloride ilmenite, zircon, and rutile in balance with the sulfate and slag ilmenite production, satisfying market quantity requirements

  Ability to direct process or stockpile and reclaim HMC produced from the WCPs, to allow for differences in production and consumption rates between the WCP and MSP

  Flexibility to optimize production rates of each of the three different ilmenites to satisfy varying marketing objectives over time and cater for varying orebody and mineral assemblage properties.

Monazite concentrator plant

The MCP is designed to process MSP rejects containing approximately 20% monazite and upgrade them to a 90% monazite product. The plant has been designed to produce up to 20 ktpa of monazite product in Stage 1 and up to 29 ktpa in Stage 2.

Infrastructure

Existing infrastructure required for the project is limited and a significant proportion of the capital cost for the project is to establish new infrastructure. The infrastructure scope for the project includes mine support facilities, process plant access and services, bulk water and power supply, roads, a mineral haulage corridor, fuel storage, waste management, accommodation village, communications, and an export facility for shipping mineral products. Temporary infrastructure, including fly camps, causeway bypasses, and secondary road upgrades, will support early construction activities.

All products will be exported. Secure and safe transport from the mine site to the project's export facility will require construction of a 45km mineral haulage corridor and bridge across the Fiherenana River. The existing port at Toliara is unsuitable for the project's anticipated export requirements as it can only service small coastal vessels due to the shallow draft necessitating construction of a new export facility.

There is an existing airport at Toliara with regular scheduled flights to the capital, Antananarivo, and has previously operated international services. As road transport between Toliara and Antananarivo is not practical due to road conditions, all fly-in, fly-out personnel movements will be by air.

Construction employees from outside the Toliara region will be housed on the mine site. This will require a village to meet construction accommodation requirements that will later be converted to use as an employee village during the mine's operational phase.

The infrastructure layout has been developed in consultation with operations, environmental, social, and logistics teams to minimize environmental impact, optimize materials sourcing, and ensure resilience under climatic extremes, including cyclones and seasonal flooding.

Product Marketing

The Toliara Project is designed to produce monazite, zircon, a suite of ilmenite products, and a small quantity of rutile. Forecast market conditions are highly supportive of the Toliara product suite, with the various industry sectors being highly dependent on major new sources of supply entering the market by the late 2020s. This is reflected in attractive price forecasts for each of the products.

Monazite from the project is expected to be transferred to the rare earth refinery being developed by Energy Fuels at the White Mesa Mill in Utah, USA with the valuable magnet rare earth oxides separated and sold into the downstream market. Transfer pricing and commercial arrangements are expected to be established on an arm's length basis.

Toliara zircon is expected to meet the requirements of all end-use sectors in China, the world's largest zircon market. Zircon is expected to be shipped in bulk (in combination with ilmenite), with most being sent to a bonded warehouse facility at a major port in China where it will be bagged and distributed to major end users in the Asian market.

The three Toliara ilmenite product specifications are suitable for the target end markets of sulfate pigment, chloride slag, and chloride pigment. Major end users in the sulfate pigment and chloride slag sectors exist across China, Europe, Saudi Arabia, and Malaysia. Sales of chloride ilmenite for the chloride pigment sector will most likely target western producers who have the capability to use chloride ilmenite as a direct feedstock. Importantly, the design of the Toliara MSP allows significant flexibility to adjust the proportions of each of the various grades produced to suit the market conditions.

Environmental Studies, Permitting, and Social or Community Impact

Permitting for the Toliara Project is reasonably well-progressed. Key permits and authorizations already obtained include PE 37242 and Permis Environnementale (Environmental Permit) No55-15-MEEMF/ONE/DG/PE.

Through the Environmental and Social Impact Assessment (ESIA) process, the project's Environmental Permit and its associated Plan de Gestion Environnementale (PGE; which serves as the permit conditions) were approved and granted on June 23, 2015.

In 2017, an Addendum ESIA reflecting a number of changes to the project design was approved by the Office National Environnement, Madagascar's environment authority, through the issuance of PGE Addendum 1 in December 2017.

An updated ESIA (ESIA Update) is being prepared to address additional project changes and new regulatory requirements, and to update environmental and social baseline conditions.  This is being conducted in accordance with national requirements and international best practice standards and supported by a suite of environmental and social specialist studies to be undertaken by various national and international subject matter specialists. A comprehensive Environmental and Social Management System and supporting documentation will be prepared for the project.

PE 37242 provides the right to exploit ilmenite, zircon, leucoxene, rutile, guano, basalt, and limestone, but currently does not include the right to exploit monazite.  Base Toliara intends to add monazite to PE 37242 under applicable Malagasy law and to undertake other steps necessary to permit its exploitation.

Capital and Operating Cost

Capital cost estimate

The capital estimate, presented in the table below, has been prepared in accordance with AACE guidelines to a Class 2 level of accuracy (+10% / -5%), with an estimate base date of Quarter 2, 2025.

Toliara capital cost estimate summary

Primary work breakdown structure area	Pre-final investment decision (FID) Stage $ million	Stage 1 $ million	Stage 2 $ million
100 - Mining	-	15	10
200 - Process Plant	-	156	70
300 - Plant Services & Utilities	-	25	3
400 - Infrastructure	6	157	4
500 - Port Facility	4	136	-
600 - Professional Services (engineering, procurement, and construction management)	8	49	14
700 - Owners Project Development Indirect Costs	9	41	7
800 - Owners Project Development Direct Costs	43	55	22
900 - Owners Operational Costs	48	61	-
000 - Contingency	3	74	13
Total	121	769	142

Operating cost estimate

During Stage 1, unit operating costs are forecast to average $8.61/t mined. As the mining rate increases following commissioning of Stage 2, unit operating costs will fall to an average of $4.79/t mined. Over the LOM, unit operating costs are forecast to average $4.95/t mined or $112.52/t produced. LOM average annual operating costs are $118.8 million (see table below).

Toliara Project operating cost summary by operating department

Department	LOM total $ million	$ million per annum*	$/t mined*	$/t product*
Mining	633	16.5	0.69	15.67
Processing	1,478	38.7	1.61	36.69
Maintenance	926	24.2	1.01	22.89
Port and logistics	508	13.4	0.56	12.65
Support services **	1,009	26.0	1.08	24.61
Total operating costs	4,554	118.8	4.95	112.50
* Excludes first and last partial operating years, excludes royalties ** Environment, finance and administration, human resources, health, safety and wellness, training

Economic Analysis

A life-of-mine financial model was developed for the Toliara Project to undertake a discounted cash flow (DCF) analysis with inputs derived from mining schedules, process test work, capital costs using quantities from engineering documents and pricing from budget quotations, operating costs leveraging insights from the Kwale mineral sands mine in Kenya, and product price forecasts.

The DCF analysis derived the project net present value (NPV) and an internal rate of return (IRR) by discounting the Toliara Project's future cash flows.

The Toliara Project has an NPV of $1,415 million (10% discount rate, post tax, real) and an IRR of 22.1%, measured at June 30, 2025 on a real (uninflated) basis. A summary of key financial statistics for the project is included in the table below.

DCF results (all post-tax real)

		Unit	Total
NPV at June 30, 2025, 10% discount rate		$ million	1,415
NPV at project FID, 10% discount rate		$ million	1,757
IRR at June 30, 2025%			22.1
IRR at project FID		%	24.9
Capital payback period (Stages 1 and 2)		Years	4.8
LOM operating costs + royalties*		$/t ore mined	6.08
LOM operating costs + royalties*	(A)	$/t produced	138
LOM revenue	(B)	$/t produced	510
LOM cash margin	(B-A)	$/t produced	372
LOM revenue: cost of sales ratio	(B/A)	Ratio: 1	3.7
LOM free cash flow (operating cash flow less capex)		$ million	10,040
* Excludes first and last partial operating years.

Other Relevant Data and Information

Energy Fuels acquired control over the Toliara Project on October 2, 2024 through its acquisition of Base Resources. Shortly after the acquisition, on November 28, 2024, the Government of Madagascar lifted a suspension on the project that had been in place since November 2019. Post lifting of the suspension, the Company has been in the process of re-commencing development efforts and investment in the project, re-establishing community and social programs, and advancing the technical, environmental, social and other activities necessary to support the project's development.

On December 5, 2024, the Company entered into a Memorandum of Understanding (MOU) with the Government outlining key fiscal terms applicable to the project, including development, community, and social project funding, subject to final agreement on long-term fiscal and stability arrangements. Consistent with the MOU, the Company and the Government have, over the past year, been negotiating the terms of an investment agreement to be submitted to the Madagascar Parliament for approval and promulgated as a law. The investment agreement is intended to provide the key pillars for a bankable large-scale project, including mechanisms for ensuring long-term legal and fiscal stability, select tax and customs benefits, adjustments to foreign exchange rules, protections from expropriation and access to international arbitration for dispute resolution.

In addition, the Company is in the process of acquiring surface rights to portions of PE 37242 and other areas required for the project's infrastructure which must be obtained before development work can start. The Company is working to obtain such rights through private treaty arrangements with landowners holding legal title and individuals having customary occupation rights. If private arrangements cannot be made, the law provides for expropriation through a declaration of public utility process.

Foreign entities are not entitled to own land in Madagascar. Instead, occupation of land by foreign entities is typically through a long-term lease, which can be for a maximum of 99 years.  After entering into private treaty arrangements and/or expropriation, the Company anticipates registering the relevant parcels in the name of the Government and then entering into one or more long-term (99-year) leases over the land needed to support the project.

Conclusion and Recommendations

The Toliara Project is underpinned by strong fundamentals, scalable development, and has a clear path to near-term cash flow.

Over its 38-year operational life, the project is expected to produce an annual average of 959 kt ilmenite, 66 kt zircon, 8 kt rutile and 24 kt of monazite, delivering an NPV10 of $1,415 million and an IRR of 22.1%.

Forecast market conditions are highly supportive of the Toliara product suite, with the industry being highly dependent on major new sources of supply entering the market by the late 2020s. This is reflected in attractive price forecasts for each of the products which result in robust financial metrics for the Toliara Project.

Key steps to progress the project include the following:

  Entering into an acceptable Investment Support Regime with the Government of Madagascar

  Securing land access to the required areas within PE 37242 and for the Toliara Project's infrastructure.

  Completing updated environmental and social baseline to facilitate the ESIA Update

  Adding monazite to Base Toliara's PE 37242 and undertaking the other steps necessary to permit its exploitation

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

23.1	Consent of Ian Bernardo
23.2	Consent of Gregory Jones
23.3	Consent of Christopher Sykes
23.4	Consent of Mitchell Ryan
23.5	Consent of Etienne Raffaillac
23.6	Consent of Warwick Donaldson
23.7	Consent of Alwyn Jacobus Scholtz
23.8	Consent of Francois van Reenen
99.1	"Technical Report on the Toliara Project Feasibility Study" dated December 5, 2025 with an effective date of June 30, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

January 13, 2026	By: /s/ David C. Frydenlund
David C. Frydenlund
Executive Vice President and Chief Legal Officer